                                       77
                                                                      Exhibit 11
                       ALLIED Group, Inc. and Subsidiaries
                        Computation of Per Share Earnings
         For the Three and Nine Months Ended September 30, 1997 and 1996

                                                     Three Months Ended              Nine Months Ended
                                                        September 30,                  September 30,
                                                 --------------------------     --------------------------
                                                    1997           1996            1997           1996
                                                 -----------    -----------     ----------     -----------
                                                           (in thousands, except per share data)
Primary

   Net income                                    $    16,067    $    14,459     $   47,664     $    35,955

   Preferred stock dividends                            (879)          (879)        (2,636)         (3,232)
                                                 -----------    -----------     ----------     -----------


   Adjusted net income                           $    15,188    $    13,580     $   45,028     $    32,723
                                                 ===========    ===========     ==========     ===========

   Earnings per share                            $      0.75    $      0.67     $     2.22     $      1.71
                                                 ===========    ===========     ==========     ===========

   Weighted average shares outstanding                20,314         20,417         20,316          19,094
                                                 ===========    ===========     ==========     ===========


Fully Diluted

   Net income                                    $    16,067    $    14,459     $   47,664     $    35,955

   Preferred stock dividends                            (879)          (879)        (2,636)         (2,636)
                                                 -----------    -----------     ----------     -----------


   Adjusted net income                           $    15,188    $    13,580     $   45,028     $    33,319
                                                 ===========    ===========     ==========     ===========

   Earnings per share                            $      0.75    $      0.67     $     2.22     $      1.61
                                                 ===========    ===========     ==========     ===========

   Weighted average shares outstanding                20,314         20,417         20,316          20,730
                                                 ===========    ===========     ==========     ===========





The dilutive effect of ALLIED Group, Inc.'s common stock equivalents is less than 3% and have not entered into the earnings per share computations.